FOR IMMEDIATE RELEASE                           Contact:  Paul H. Riss, CEO
                                                phriss@elec-corp.com
                                                914-633-6500


     eLEC Announces Signing of Definitive Purchase Agreement to Sell Assets of
                              Essex Communications


NEW ROCHELLE, NY...September 3, 2002--- eLEC Communications Corp. (OTCBB:ELEC) announced today that it has entered into a definitive purchase agreement to sell the assets of one of its wholly-owned subsidiaries, Essex Communications, Inc. ("Essex"), to Essex Acquisition Corp. ("EAC"), a wholly-owned subsidiary of BiznessOnline.com, Inc. (OTCBB:BIZZ). BiznessOnline.com is one of the Northeast's leading integrated communications providers, and offers customers co-location, e-commerce development, Web design and hosting services, high-speed Internet access and local/long distance telecom services.

EAC will assume certain liabilities of Essex and manage Essex pursuant to an interim consulting and funding agreement until a closing occurs. The closing of the transaction is subject to receipt of, among other things, applicable shareholder and regulatory approvals and must be completed by December 31, 2002. Additional terms of the agreement were not disclosed.

eLEC's CEO, Paul Riss stated, "We have been working on this transaction for the last several months. eLEC has been released from its guarantee of all Essex debt and this transaction allows eLEC to continue to compete as a competitive local exchange carrier (CLEC) through its other licensed telecommunications subsidiaries. In addition, EAC will become a significant customer of our wholesale billing and customer care services business."

Mr. Riss added, "We will now be able to channel eLEC's remaining resources into the growth of our other subsidiaries. We have retained our core CLEC technologies and capabilities and will continue to focus on the integrated telecommunications business. Going forward, we plan to market local and long distance services primarily in New York, where UNE-P margins are high and the addressable market is substantial. We expect to slowly enter other states as we identify opportunities to earn significant profit margins under UNE-P. In addition, we expect to build upon our new wholesale services agreement with EAC by marketing our technologies to other communications providers."

eLEC Communications Corp. is a competitive local exchange carrier that is taking advantage of the convergence of the current and future competitive technological and regulatory developments in the telecommunications industry. eLEC offers small businesses and residential customers an integrated set of telecommunications products and services, including local exchange, local access, domestic and international long distance telephone, and a full suite of features including items such as three-way calling, call waiting and voice mail.

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This  release  contains  forward-looking   statements  that  involve  risks  and
uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC's
Annual Report on Form 10-K for the year-ended November 30, 2001 and its Quarterly Reports on Form 10-QSB for the quarters ended February 28, 2002 and May 31, 2002 and any subsequent SEC filings.

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